Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: Nasdaq - 100 Index ® (ticker: “ NDX ”) and SPDR ® S&P 500 ® ETF Trust (ticker: “SPY”) Pricing date: May 3, 2021 Valuation dates: Annually, beginning approximately one year after issuance Maturity date: May 7, 2026 Final valuation date: May 4, 2026 Automatic early redemption: If, on any valuation date, the closing value of the worst performer is greater than or equal to its initial underlying value, the securities will be automatically called for an amount equal to the principal plus the applicable premium Premium: 8.00% per annum CUSIP / ISIN: 17329FKM5 / US17329FKM58 Knock - in value: 80% of its initial underlying value, for each underlying Knock - in event: A knock - in event will occur if, on any scheduled trading day during the observation period, the closing value of any underlying is less than its knock - in value Observation period: The period from but excluding the pricing date to and including the valuation date Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value : For each underlying, its closing value on the final valuation date Underlying return: For each underlying on any valuation date, (current closing value - initial underlying value) / initial underlying value Worst performer: On any valuation date, the underlying with the lowest underlying return Return amount: $1,000 × the underlying return of the worst performing underlying on the final valuation date Payment at maturity (if not autocalled): • If the final underlying value of the worst performer is greater than or equal to its initial underlying value: $1,000 + the return amount • If the final underlying value of the worst performer is less than its initial underlying value and a knock - in event has not occurred : $1,000 • If the final underlying value of the worst performer is less than its initial underlying value and a knock - in event has occurred : $1,000 + [$1,000 × underlying return of worst performer] If the securities are not automatically redeemed prior to maturity, the final underlying value of the worst performer is less than its initial underlying value and a knock - in event has occurred , you will receive less than the stated principal amount of your securities, and possibly nothing, at maturity. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated April 20, 2021 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Autocallable Securities Linked to the Worst of NDX and SPY Hypothetical Interim Payment per Security Valuation Date on which Worst Performer Exceeds Initial Underlying Value Premium Hypothetical Redemption May 4, 2022 8.00% $1,080.00 May 3, 2023 16.00% $1,160.00 May 3, 2024 24.00% $1,240.00 May 5, 2025 32.00% $1,320.00 If the closing value of the worst performer is greater than or equal to its initial underlying value on any valuation date prior to the final valuation date, then the securities will be automatically redeemed prior to maturity and you will receive a premium following that valuation date.

Selected Risk Considerations • You may lose some or all of your investment. If the securities are not automatically redeemed prior to maturity, the final underlying value of the worst performer on the final valuation date is less than its initial underlying value and a knock - in event has occurred , you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performer has declined from its initial underlying value. • The securities will be adversely affected by volatility in the closing values of the underlyings . The more volatile the closing values of the underlyings , the more likely it is that a knock - in event will occur and that, if the securities are not automatically redeemed prior to maturity, you will have full downside exposure to any depreciation of the worst performer on the final valuation date at maturity. • The return on the securities depends solely on the performance of the worst performer. As a result, t he securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest prior to maturity. You should not invest in the securities if you seek current income during the term of the securities. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • You will not receive dividends or have any other rights with respect to the underlyings. • The securities are unsecured debt securities and are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.